Z E F F C A P I T A L

November 1, 2018

Dear Fellow Stockholder of TSR, Inc.:

HELP FIX TSR—VOTE THE WHITE PROXY CARD

Enclosed are the proxy materials of Zeff Capital, L.P. (“Zeff”). We are the largest stockholder of TSR, Inc. (“TSR”), with beneficial ownership of 437,774, or 22.3%, of the outstanding shares. We are seeking your vote for the election of our director candidates, Bradley Tirpak and Timothy Eriksen, to TSR’s board of directors at the upcoming annual meeting. We have also proposed various measures that we believe will be helpful in improving TSR’s corporate governance.

Time is short: the annual meeting will be held on November 28, 2018.

VOTE THE WHITE PROXY CARD TODAY.

As fellow stockholders, you are well aware of TSR’s history of underperformance and poor corporate governance. Over the past decade, we have watched as TSR’s stock price stagnated, its performance deteriorated, its executives enriched themselves at YOUR expense, and TSR’s board robbed you of more and more of your rights as stockholders.

We have met with many of TSR’s directors and executives and pleaded with them to improve TSR’s performance. Our pleas have fallen on deaf ears. We believe that TSR’s board is content with its poor performance, misaligned compensation, and decades of failed decisions. In our opinion, TSR’s board is neither interested in, nor capable of, altering course.

With your help, we believe that our highly qualified director nominees can begin to reverse the legacy of failed decisions and poor corporate governance at TSR. TSR has great potential. But we do not believe that TSR’s board has the necessary experience to allow TSR to reach its potential. It is time for new directors with fresh perspectives.

HELP US IMPROVE TSR!

Please sign, date and return the enclosed WHITE proxy card
to cast your vote in favor of electing new directors to TSR’s board.

A HISTORY OF BAD DECISIONS

Let’s review the facts.

First, TSR’s stock price has stagnated for decades. Prior to the public request by TSR’s founder in June 2018 that TSR be sold, TSR’s stock was $4.60 per share. Five years ago on November 1, 2013, the stock traded for $3.44 per share, ten years ago on November 1, 2008, it traded for $3.76 per share, 15 years ago on November 1, 2003, it traded for $13.62 per share, and 20 years ago on November 1, 1998, it traded for $15.50 per share.

Z E F F C A P I T A L, LP

885 Sixth Avenue

New York, NY 10001

Z E F F C A P I T A L

Second, the only ones profiting from TSR are its executives. Over the past ten years, former CEO Joe Hughes and his son, current CEO Chris Hughes, have collected approximately $8.9 million in total cash salary and bonus (excluding additional compensation in the form of car use and insurance, etc.), or an average of $890,000 per year in cash compensation. If we include VP John Sharkey, TSR paid out a total of $11.1 million in cash compensation to the top three executives during the past decade. Meanwhile, over the same ten year period, cumulative net income to shareholders was a mere $1.6 million in total, or approximately $160,000 a year. This discrepancy between executive pay and net income is astounding. TSR’s board stood by while management used TSR as their personal piggy bank. And it hasn’t stopped. In August 2018, TSR’s board inexplicably approved an increase in CEO Chris Hughes’ salary AND bonus—even though TSR had just announced disappointing fourth quarter results.

TSR, Inc Cumulative Executive Pay vs Net Income to Shareholders F2009-18
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
Dollars in millions
Management salary and bonus
Net income to TSRI shareholders

Third, operating performance has been a disappointment. TSR has failed to improve net income over the past decade. Ten years ago in fiscal 2008, TSR reported approximately $1.3 million in net income. In fiscal 2018, TSR reported less than $500,000 in net income (in one of the strongest economies in years). More recently, revenues and consultants on billing have been declining, with both metrics falling in each of the past two quarters. Net income also dropped by 73% for the quarter ended August 2018.

Z E F F C A P I T A L, LP

885 Sixth Avenue

New York, NY 10001

Z E F F C A P I T A L

VOTE THE WHITE PROXY CARD TODAY.

Finally, TSR’s governance continues to be subpar—and seems focused on eroding stockholder rights. Recently, TSR’s board was expanded from five to seven members and the CEO’s brother-in-law, Joe Pennacchio, was added as a director. Then, TSR’s board adopted a highly unusual and overly restrictive poison pill. This poison pill is so restrictive that it attempts to stop stockholders from talking to each other about TSR! Finally, TSR’s board eliminated the right of stockholders to call a special meeting—a right that stockholders had for at least 20 years.

In summary, change is necessary in order to achieve profitable growth and increase value for the true owners (the stockholders) of TSR. Zeff Capital believes that our board nominees, if elected, and our other motions to reverse recent poor decisions by the board, if enacted, will start to set TSR back on the right track.

A FORMER TSR DIRECTOR RESIGNED IN PROTEST
OVER THE ACTIONS OF TSR’S BOARD

In a September 4, 2018, letter, Regina Dowd—who is also the CEO’s sister—explained her reasons for resigning from TSR’s board. She described the “unwillingness of you, as Chairman of the Board, and the rest of the members of the Board to engage in a full and open discussion of … actions and the impact on the shareholders of the Company prior to voting on … actions, despite my repeated requests … for such discussion.” We commend Ms. Dowd for her bravery in standing up for her principles and refusing to stand silently while TSR’s board rammed through decisions.

TSR’S BOARD HAS NO SKIN IN THE GAME

TSR’s board and management own barely 1% of TSR’s outstanding shares. This is a shockingly low amount. We believe that this lack of alignment with stockholders has contributed to many of the poor decisions already made. We further believe that this lack of alignment puts stockholders at great risk that TSR’s board will continue to spend the stockholders’ money without regard for stock price performance or long term shareholder value creation.

OUR HIGHLY QUALIFIED, INDEPENDENT NOMINEES

Our board nominees are Bradley Tirpak and Timothy Eriksen. Brad is currently a managing director at Palm Ventures, where he focuses on small cap public companies and serves on several public company boards. He previously founded Shareholder Advocates for Value Enhancement (SAVE), an organization committed to enhancing long-term value for shareholders by advocating for improved corporate governance, efficient operations and aligning executive compensation with shareholder returns. He was a portfolio manager at Credit Suisse First Boston, Caxton Corporation and several other investment management companies. Brad has a bachelor of science in mechanical engineering from Tufts University and an MBA from Georgetown University.

Tim Eriksen is a talented investment expert and experienced public company CEO and board member with specific experience in the staffing space. Tim is the founder and president of Eriksen Capital Management, a Lynden, Washington-based investment advisory firm. He is also the Chief Executive Officer, Chief Financial Officer, and a director of Solitron Devices, Inc. Solitron designs, develops, manufactures and markets solid-state semiconductor components and related devices primarily for the military and aerospace markets. Since April 2018, he has been a director of Novation Companies, Inc., which owns Healthcare Staffing, Inc., a provider of outsourced healthcare staffing and related services. Tim received a bachelor of arts from The Master’s University and an M.B.A. from Texas A&M University.

Z E F F C A P I T A L, LP

885 Sixth Avenue

New York, NY 10001

Z E F F C A P I T A L

Please review our nominees’ full bios in the attached proxy filing.

VOTE THE WHITE PROXY CARD TODAY.

In closing, we ask for your vote for these excellent nominees and for our valuable proposals. We believe that with your help we can turn this ship around and begin to realize the hidden and underlying value of TSR—value that for years has been taken from us by bad decisions. We believe in the potential and future of TSR but TSR’s board must be reconstituted to reach that potential.

Protect the value of your investment in TSR
by signing, dating and returning the enclosed WHITE proxy card.

DO NOT RETURN ANY PROXY CARD SENT TO YOU BY TSR,
EVEN AS A PROTEST VOTE.

Very truly yours,

ZEFF CAPITAL, L.P.

By: Zeff Holding Company, LLC, as
general partner

By: /s/ Daniel Zeff

Name: Daniel Zeff

Title: Manager

For additional information or assistance in voting your shares, please contact:

InvestorCom, Inc.
65 Locust Avenue, Suite 302
New Canaan, CT 06840

Stockholders call toll-free: (877) 972-0090
Banks and brokers call collect: (203) 972-9300

Z E F F C A P I T A L, LP

885 Sixth Avenue

New York, NY 10001

Z E F F C A P I T A L

Forward-Looking Statements

Certain statements contained in this letter may constitute “forward-looking statements.” Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

Z E F F C A P I T A L, LP

885 Sixth Avenue

New York, NY 10001

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